EXHIBIT 10.10

FORM OF 8-K

On February _____, 2012, Acacia Automotive, Inc. (“the Company”) and its Chief Executive Officer, Mr. Steven L. Sample (“Mr. Sample”) entered into a global Settlement and Release Agreement (the “Agreement”) concluding its litigation with Mr. Tony Moorby (“Mr. Moorby”) and Mr. David Bynum (“Mr. Bynum”).

Legal and equitable claims were asserted by the Company and Mr. Sample against Mr. Moorby and Mr. Bynum in the United States District Court for the Southern District of Ohio, Case No. 2:10-cv-995.  Similarly, claims were asserted by Mr. Moorby and Mr. Bynum against the Company and Mr. Sample in that action.

All claims by the Company, Mr. Sample, Mr. Moorby, and Mr. Bynum have been dismissed by agreement of the respective parties, and all parties have released the others from any known or unknown causes of action.  The Company and Messrs. Bynum and Moorby acknowledge that neither the Company nor Mr. Sample were found by the Court to have committed any misdeeds and that neither Mr. Moorby nor Mr. Bynum were found by the Court to have breached their fiduciary duties to the Company.

The Settlement does not constitute an admission by the Company, Mr. Sample, Mr. Moorby, or Mr. Bynum of any liability or violation of law.

The parties agreed to a mutual non-disparagement agreement and release from any liabilities or future litigations.